Exhibit 99.4: Press Release:

TIGER TELEMATICS RESTRUCTURES IN EUROPE TO REDUCE COSTS AND FOCUS ON ENGLAND.

JACKSONVILLE, Fla., January 2, 2003 /PRNewswire-FirstCall/ -- Tiger Telematics, Inc. (OTC Bulletin Board: TIGR - News; www.tigertelematics.com ) headquartered here and with offices in London, UK, said it has completed phase one of a restructuring of its European operations. The Company created late last year a new subsidiary, Tiger Telematics Europe, Ltd. to concentrate specifically on the completed the development of its next generation telematics product, the completion of outstanding product trials with customers in England, and to market exclusively for England and Western Europe. Tiger Europe will focus on fleet including the rental car market and expects to announce trials in the next few weeks from two major firms as soon as the oral agreements can be documented.

"This restructure was completed to reduce costs and improve our speed in coming to the market with large fleet and rental car providers in London," advised Michael Carrender, President and Chief Executive Officer of Tiger Telematics, Inc. He said, "we also expect to relocate a portion of our staff to a lower cost facility closer to our customers. This restructuring is another step in our core strategy of signing multi-year agreements with wireless carriers and major fleet operators under our fleet service partnership program that enables fleet operators to gain the benefits of telematic products with little or no upfront costs. Fleet operators pay a monthly fee-per-vehicle in the range of $30-$45 to their wireless carrier, who in turn share a major portion of that revenue with us".

About Tiger

Tiger Telematics, Inc. is a designer, developer and marketer of mobile telematic systems and services that combine global positioning and voice recognition technology to locate and track vehicles and people down to street level in countries throughout the world. The systems are designed to operate on GSM, which is the standard operating system for wireless carriers in the UK and in Continental Europe, and are currently being marketed to GSM current and potential subscribers, primarily by the company's various London-based subsidiaries.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Tiger Telematics, Inc. and its subsidiary businesses and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are Tiger Telematics, Inc.'s operating history; competition; low barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favorable terms; and those risks discussed in the Company's filings with the SEC.
For further information please contact: Mike Carrender, CEO of Tiger Telematics, Inc., +1-904-279-9240.




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